EXHIBIT J

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 15, 2015 (the “Trade Date”) by and between Golden Section Holding Corporation (the “Buyer”), a British Virgin Islands company 100% beneficially owned by Mr. Xin Jin, Chief Executive Officer of Xueda Education Group, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), and WP X Investments IV Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Seller”).

RECITALS

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller 6,624,000 ordinary shares (the “Transferred Ordinary Shares”), par value US$0.0001 per ordinary share, of the Company, and 1,000,000 American Depository Shares (the “Transferred ADSs”, together with the Transferred Ordinary Shares, collectively the “Sale Shares”), each representing two Transferred Ordinary Shares, of the Company, at a price of US$1.175 per Transferred Ordinary Share and at a price of US$2.35 per Transferred ADS, on the terms set forth in this Agreement (the “Transaction”).

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
SALE AND PURCHASE OF SHARES

Section 1.1    Purchase.  At the Closing (as defined below), the Seller shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller the Sale Shares for an aggregate purchase price equal to US$10,133,200 (the “Purchase Price”).

Section 1.2     Closing and Settlement.  The closing and settlement of the Transaction (the “Closing”) will take place on March 17, 2015 or at any other date and time as agreed to by the Buyer and the Seller (the “Settlement Date”).  At the Closing, the Buyer shall deliver or cause to be delivered to the Seller the Purchase Price pursuant to Section 1.3 hereof, and the Seller shall, upon receiving the Purchase Price, deliver or cause to be delivered to the Buyer all of the Seller’s right, title and interest in and to the Sale Shares as soon as practicable: (i) the Seller shall deliver duly completed share transfer form in the form attached hereto as Annex A (in PDF version and through email) to the Company’s transfer agent to evidence and effect the transfer and delivery of the Transferred Ordinary Shares to the Buyer on the Settlement Date, and (ii) to fulfill the Seller’s obligation to transfer and deliver the Transferred ADSs to the Buyer, the Seller shall cause the Transferred ADSs be converted into 2,000,000 ordinary shares, par value US$0.0001 per ordinary share, of the Company (the “Post-Conversion Ordinary Shares”) and shall deliver duly completed share transfer form in the form attached hereto as Annex B (in PDF version and through email) to the Company’s transfer agent to evidence and effect the transfer and delivery of the Post-Conversion Ordinary Shares and, in the case that such conversion of Transferred ADSs into Post-Conversion Ordinary Shares and transfer and delivery of the Post-Conversion Ordinary Shares to the Buyer cannot be completed on the Settlement Date, the Seller shall use its best efforts to complete such conversion, transfer and delivery as soon as practicable and in any event not later than the fifth business day after the Settlement Date.  The Buyer hereby agrees that the register of members of the Company shall not be updated to effect the transfer of the Transferred Ordinary Shares until the Seller has received the Purchase Price.

Section 1.3    Payment of Purchase Price. The Buyer shall pay to the Seller the Purchase Price by wire transfer of immediately available funds to the following account of the Seller on the Settlement Date:

(a)    Warburg Pincus Private Equity X, LP

                  96.90% of the Purchase Price, i.e., US$9,819,070.80, shall be allocated and sent to:

Bank Name:	JP Morgan Chase
ABA number:	021000021
Swift:	CHASUS33
Account Name:	Warburg Pincus Private Equity X, LP
Account number:	771-049749

(b)   Warburg Pincus X Partners, LP

                  3.10% of the Purchase Price, i.e., US$314,129.20, shall be allocated and sent to:

Bank Name:	JP Morgan Chase
ABA number:	021000021
Swift:	CHASUS33
Account Name:	Warburg Pincus X Partners, LP
Account number:	771-049723

Section 1.4    The Seller hereby agrees that, so long as the Closing has occurred according to this Agreement prior to the Long Stop Date (as defined below), the dividends payable to holders of the Sale Shares as approved by the board of directors of the Company in March 2015 shall be paid to the Buyer.  The Buyer hereby agrees that any taxes in connection with such dividends paid to the Buyer shall be borne by the Buyer and that the Buyer shall indemnify the Seller for any tax obligations the Seller may be subject to for the dividends paid to the Buyer.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby makes the following representations and warranties to the Buyer, each of which is true and correct on the Trade Date and the Settlement Date and shall survive the Settlement Date.

Section 2.1   Existence and Power.

(a)   The Seller has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b)   The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby (i) has been duly and validly authorized by all necessary corporate action of the Seller; (ii) do not require the consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to Sections 13(d), 13(g) and 16 or Regulation 13D-G under the Securities Exchange Act of 1934) filing with, any governmental authority or court, or body or arbitrator having jurisdiction over the Seller; and (iii) except as would not have an adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement, do not and will not constitute or result in a breach, violation or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which the Seller is a party or with the Seller’s organizational documents, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Seller.

Section 2.2   Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.

Section 2.3   Title to Sale Shares.  The Seller has good and valid title to the Sale Shares, free and clear of any lien, encumbrance, pledge, charge, security interest, mortgage, title retention agreement, option, equity or other adverse claim. The Seller has not, in whole or in part, (a) assigned, transferred, hypothecated, pledged or otherwise disposed of the Sale Shares or its legal or beneficial ownership rights in the Sale Shares, or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to the Sale Shares.

Section 2.4   Sophistication of the Seller.  The Seller acknowledges and agrees that, except as set forth in this Agreement, the Buyer is not making any express or implied warranties in connection with the Transaction.  The Seller has such knowledge and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of making its investment decision regarding the Transaction and of making an informed investment decision.  The Seller has had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Buyer concerning the Sale Shares and the Company and all such questions have been answered to the Seller’s full satisfaction.  The Seller is not relying on the Buyer with respect to the tax and other economic considerations of the Transaction, and the Seller has relied on the advice of, or has consulted with, the Seller’s own advisors.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby makes the following representations and warranties to the Seller, each of which is true and correct on the Trade Date and the Settlement Date and shall survive the Settlement Date.

Section 3.1   Existence and Power.

(a)   The Buyer has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b)   The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby (i) has been duly and validly authorized by all necessary corporate action of the Buyer; (ii) does not require the consent, approval, authorization, order, registration or qualification of, or filing (except for filings pursuant to Sections 13(d), 13(g) and 16 or Regulation 13D-G under the Securities Exchange Act of 1934) with, any governmental authority or court, or body or arbitrator having jurisdiction over the Buyer; and (iii) except as would not have an adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement, do not and will not constitute or result in a breach, violation or default under, any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which the Buyer is a party or with the Buyer’s organizational documents, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Buyer.

Section 3.2   Valid and Enforceable Agreement; Authorization.  This Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.

Section 3.3   Sufficient Funds.  The Buyer has sufficient funds legally available to fund the Transaction. The operations of the Buyer, in particular those activities in connection with the transactions contemplated hereunder are and have been conducted at all times in compliance in all material respects with applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no material action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Buyer with respect to the Money Laundering Laws is pending or, to the knowledge of the Buyer, threatened.

Section 3.4   Purchase for Investment. The Buyer is acquiring the Sale Shares for investment for its own account and not with a view toward any resale or distribution thereof except in compliance with the Securities Act of 1933, as amended (the “Securities Act”). The Buyer does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to any person with respect to the Sale Shares.  The Buyer hereby acknowledges that (i) the Transferred Ordinary Shares among the Sale Shares have not been registered pursuant to the Securities Act, (ii) the Transferred ADSs may be “controlled securities” due to the affiliate status of the Buyer under Rule 144 under the Securities Act and (iii) the Transferred Ordinary Shares may not be transferred in the absence of such registration thereunder or an exemption therefrom and the Transferred ADSs may not be transferred without complying with the applicable conditions of Rule 144 under the Securities Act, unless each case in a transaction not subject to the Securities Act.

Section 3.5   Buyer Status. The Buyer is either (i) not a U.S. Person (as defined in Rule 902 of Regulation S) or (ii) an “accredited investor” within the meaning in Rule 501 of Regulation D. Such Buyer has the knowledge, sophistication and experience necessary to make an investment decision like that involved in the purchase of the Sale Shares and can bear the economic risk of its investment in the Sale Shares.

Section 3.6   Access. The Buyer has and had access to such reports, statements and announcements publicly released or published by the Company as shall have been reasonably necessary for the Buyer to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement. The Buyer has such knowledge and experience in financial and business matters as to enable the Buyer to make an informed decision with respect to the Buyer’s purchase of the Sale Shares. The Buyer is a sophisticated investor and has independently evaluated the merits of its decision to purchase the Sale Shares pursuant to this Agreement. In connection with such purchase, the Buyer is not relying on the Seller or any of its affiliates or representatives (including any act, representation or warranty by the Seller or any of its affiliates or representatives) in any respect in making its decision to make such purchase except for such representations and warranties of the Seller made under Article II.

ARTICLE IV
MISCELLANEOUS PROVISIONS

Section 4.1   Entire Agreement.  This Agreement and the other documents and agreements executed in connection with the Transaction embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 4.2   Assignment; Binding Agreement.  Neither the Seller, on the one hand, nor the Buyer, on the other hand, may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, respectively, of the Buyer, on the one hand, or the Seller, on the other hand. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 4.3   Counterparts.  This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 4.4   Governing Law; Dispute Resolution.

(a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

              (b)   The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”).  There shall be three arbitrators.  Each opposing party to a dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the disputing parties or, failing such agreement by 30 days after the appointment by each party of its arbitrator, the HKIAC shall appoint the third arbitrator.

(c)   The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the HKIAC at the time of the arbitration.

(d)   Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the others in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(e)   The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party or parties may apply to a court of competent jurisdiction for enforcement of such award.

(f)   Any party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

       Section 4.5   No Third Party Beneficiaries or Other Rights.  Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such person shall be entitled to sue any party to this Agreement with respect thereto.

Section 4.6   Waiver; Consent.  This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.

Section 4.7   No Broker.  Except as previously disclosed to each other party, no party has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement.

Section 4.8   Further Assurances.  Each party hereto hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions consistent with the terms of this Agreement as may be reasonably necessary in order to accomplish the transactions contemplated by this Agreement.

Section 4.9   Costs and Expenses.  Each party hereto shall each pay their own respective costs and expenses, including, without limitation, any commission or finder’s fee to any broker or finder, incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

Section 4.10   Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 4.11   Termination.  This Agreement may be terminated and the Transaction abandoned as follows:

(a)   at any time prior to the Closing by mutual written consent of each party; or

(b)   at the election of the Seller or the Buyer on or after March 26, 2015 (the “Long Stop Date”), if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder (including, for the avoidance of doubt, the payment obligation under Section 1.3).

(Signatures appear on the following pages.)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

THE BUYER:

Golden Section Holding Corporation

By: /s/ Xin Jin
Name: Xin Jin
Title: Director

[Signture Page to Share Purchase Agreement]

THE SELLER:

WP X INVESTMENTS IV LTD.

By: /s/ Timothy Curt
Name: Timothy Curt
Title: Director

[Signture Page to Share Purchase Agreement]

Annex A

Xueda Education Group

Share Transfer Form

FOR VALUE RECEIVED,

We, WP X Investments IV Ltd.(transferor), hereby sell, assign and transfer unto Golden Section Holding Corporation(transferee) of Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands (address)  6,624,000(number of shares) Ordinary Shares of Xueda Education Group(company number)
Dated this day of            March 2015.

Signed by the Transferor:                                                                                                                                   In the presence of:
For and on behalf of
WP X Investments IV Ltd.

By_______________________                                                                                                                      ____________________________
Name:                                                                                                                                        Witness
Title:

Annex B

Xueda Education Group

Share Transfer Form

FOR VALUE RECEIVED,

We, WP X Investments IV Ltd.(transferor), hereby sell, assign and transfer unto Golden Section Holding Corporation(transferee) of Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands (address)  2,000,000 (number of shares) Ordinary Shares of Xueda Education Group(company number)
Dated this day of            March 2015.

Signed by the Transferor:                                                                                                                                  In the presence of:
For and on behalf of
WP X Investments IV Ltd.

By_______________________                                                                                                                       ____________________________
Name:                                                                                                                                         Witness
Title: